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                                                                      EXHIBIT 11

                           DELL COMPUTER CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
                                                     -------------------------   -------------------------
                                                     NOVEMBER 2,   OCTOBER 27,   NOVEMBER 2,   OCTOBER 27,
                                                        1997          1996          1997          1996
                                                     -----------   -----------   -----------   -----------
Primary earnings per common share:
Calculation of weighted average shares(a):
  Weighted average shares of common stock
     outstanding...................................       329           352           334           361
  Weighted average shares of common stock
     equivalents, utilizing the treasury stock
     method........................................        31            30            30            27
                                                        -----         -----         -----         -----
  Weighted average shares outstanding..............       360           382           364           388
                                                        =====         =====         =====         =====
Earnings:
  Net Income available to stockholders.............     $ 248         $ 145         $ 659         $ 330
                                                        =====         =====         =====         =====
Earnings per common share(a)(b)....................     $0.69         $0.38         $1.81         $0.85
                                                        =====         =====         =====         =====
Fully diluted earnings per common share:
Calculation of weighted average shares(a):
  Weighted average shares of common stock
     outstanding...................................       329           352           334           361
  Weighted average shares of common stock
     equivalents, utilizing the treasury stock
     method........................................        31            31            32            34
  Assumed conversion of Convertible Preferred
     Stock(c)......................................        --             1            --             1
                                                        -----         -----         -----         -----
  Weighted average shares outstanding..............       360           384           366           396
                                                        =====         =====         =====         =====
Earnings:
  Net Income available to common stockholders......     $ 248         $ 145         $ 659         $ 330
                                                        =====         =====         =====         =====
Earnings per common share(a)(b)....................     $0.69         $0.38         $1.80         $0.83
                                                        =====         =====         =====         =====

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(a) All share and per share information for fiscal 1997 reflects the two-for-one common stock split effected on July 25, 1997.

(b) Earnings per common share was calculated using the underlying data in thousands.

(c) Assumes conversion of the 60,000 shares of outstanding convertible preferred stock from the beginning of fiscal 1997 to the actual conversion date.